As filed with the Securities and Exchange Commission on June 23, 1997
                                            Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          Agouron Pharmaceuticals, Inc.
             (Exact name of registrant as specified in its charter)



                California                              33-0061928
       (State or other jurisdiction                   (I.R.S. Employer
    of incorporation or organization)                Identification No.)
                           -----------------------

            10350 North Torrey Pines Road, La Jolla, California 92037
                                 (619) 622-8000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)






                                  Peter Johnson
                      President and Chief Executive Officer
                          AGOURON PHARMACEUTICALS, INC.
            10350 North Torrey Pines Road, La Jolla, California 92037
                                 (619) 622-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Selling Stockholders.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                   CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                               Proposed maximum
                                                                 offering price
 Title of each class of securities to be       Amount to be       per share(1)        Proposed maximum          Amount of
               registered                       registered                           aggregate offering      registration fee
                                                                                          price(1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value..........             197,056            $85.375              $16,823,656             $5,098.08
================================================================================================================================

(1)Calculated in accordance with Rule 457(c) under the Securities Act of 1933.

                             -----------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 23, 1997

                                [GRAPHIC OMITTED]

                                   PROSPECTUS

                                 197,056 Shares

                                  Common Stock

                            ------------------------

         This Prospectus relates to the public offering, which is not being underwritten, of 197,056 shares (the "Shares") of Common Stock, no par value, (the "Common Stock") of Agouron Pharmaceuticals, Inc. ("Agouron" or the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on The Nasdaq Stock Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may affect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         The Shares were issued to the Selling Stockholders in connection with, and as partial consideration for, the merger (the "Merger") of Alanex Corporation, a Delaware corporation ("Alanex"), with Agouron Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Agouron, in which Alanex was the surviving corporation. The Company is obligated to keep the registration statement herein effective until the earlier to occur of the resale of all of the Shares described above pursuant to this Prospectus or May 23, 1998.

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholders) in connection with the registration of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

         The Common Stock of the Company is traded on The Nasdaq Stock Market under the symbol "AGPH." The last reported sales price of the Company's Common Stock on The Nasdaq Stock Market on June 16, 1997, was $85.50 per share.

                            ------------------------

  The shares offered hereby involve a high degree of risk. See "Risk Factors."

                            ------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is June _____, 1997.

         No person is authorized in connection with any offering made hereby to give any information or make any representation not contained or incorporated by reference in this Prospectus, and any information not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

         Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's regional offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's Website is located at http://www.sec.com. The Common Stock of the Company is quoted on The Nasdaq Stock Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents previously filed with the Commission, except as superseded or modified herein, are hereby incorporated by reference into this
Prospectus:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

                  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997.

                  3. The Company's Current Reports on Form 8-K filed May 5, 1997 and June 3, 1997.

                  4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A having an effective date of June 16, 1987 (file number 0-15609).

                  5. The Company's registration statement on Form S-3 (Registration No. 333-06493) filed with the Commission on June 21, 1996.

         All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. Agouron will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Financial Officer at Agouron's executive offices at 10350 North Torrey Pines Road, La Jolla, California 92037;
(619) 622-8000.

                                   THE COMPANY

         Agouron Pharmaceuticals, Inc. ("Agouron" or the "Company") is a pioneer and leader in technologies for the atom by atom design of novel synthetic drugs based upon the molecular structures of target proteins which play key roles in human disease. The Company's first product, VIRACEPT(R) (nelfinavir mesylate), is an orally administered inhibitor of the enzyme HIV protease. The Company received clearance to market Viracept in the United States by the Food and Drug Administration ("FDA") in March 1997 under the provisions of the FDA's accelerated approval process. The Company is conducting ongoing clinical trials of Viracept and phase II/III clinical trials of a second drug, THYMITAQ(TM) (formerly AG337), for treatment of malignant solid tumors. Additionally, the Company has initiated phase I clinical testing of its anti-cancer compounds AG3340 and AG2034. In addition, eight preclinical programs are in progress for discovery or development of other new drugs in the fields of cancer, viral disease and inflammatory disease.

         Agouron has developed Viracept in collaboration with the pharmaceutical division of Japan Tobacco Inc. ("JT"). In collaboration with JT, Agouron is also engaged in the discovery of drugs for treatment of infections caused by hepatitis C and by herpes viruses. Under agreements with JT, Agouron retains exclusive commercial rights to these anti-viral products in the United States, Canada and Mexico, generally subject to the payment either of royalties or a share of profits to JT.

         Thymitaq, an inhibitor of the enzyme thymidylate synthase, is presently the subject of phase II/III clinical studies evaluating the drug as a chemotherapeutic agent for treatment of malignant solid tumors associated with cancer of the liver (hepatocellular carcinoma) and cancer of the head/neck. Previously, six small phase II clinical studies evaluated 5-day courses of treatment with Thymitaq administered intravenously in patients with malignant solid tumors associated with cancer of the colon, lung, liver, pancreas, prostate or head/neck. Tumor reductions of greater than 50% were observed in patients with head/neck cancer, liver cancer, lung cancer and colon cancer. Stabilization of disease was observed in a majority of the remaining evaluable patients in all groups studied. An oral formulation of Thymitaq is also being developed by the Company. If successful, the phase II/III pivotal clinical trials could lead to submission of a New Drug Application ("NDA") to FDA for Thymitaq in calendar 1999. Agouron intends to engage in the sales and marketing of Thymitaq in North America if and when approved by FDA.

         In June 1996, Agouron signed a binding letter of intent with Hoffmann-LaRoche Inc. and F. Hoffmann-La Roche Ltd, subsidiaries of Roche Holding Ltd ("Roche"), providing for the collaborative development and commercialization of Thymitaq and of the Agouron anti-cancer compound designated AG3340 currently in phase I clinical trials in the United States. Under provisions of this letter of intent, Agouron has received initial license fees and is to receive additional development milestone payments from Roche. Roche agreed to bear 80% of future costs of developing these drugs. Agouron and Roche will cooperatively market the two compounds for cancer indications and share profits in North America, while Roche has exclusive marketing rights for cancer indications to these compounds outside North America, subject to the payment of royalties to Agouron. Roche also is to provide annual research funding support and subsequent milestone payments to Agouron for similar commercial rights for all indications in compounds which are generated in a collaborative research program focused on cell cycle control.

         In May 1997, the Company completed the acquisition, pursuant to an Agreement and Plan of Reorganization, of Alanex Corporation, a Delaware corporation ("Alanex"). Alanex, located in San Diego, California, is engaged in the discovery of drug leads through the high-speed screening of diverse chemical libraries designed by computational methods and generated by combinatorial chemistry. Alanex utilizes proprietary software to design either broad or highly targeted combinatorial libraries of molecules that can readily be synthesized in large numbers. To date, Alanex has identified preclinical drug development candidates in four of its programs for the treatment of pain, diabetes, obesity and anxiety. Alanex has entered into collaboration agreements with Astra Pharma, Inc., Novo Nordisk A/S, Roche Bioscience, a division of Syntex (U.S.A.) Inc., Aurora Biosciences Corporation and ICOS Corporation.

         The Company was incorporated in California in 1984. The Company's executive offices are located at 10350 North Torrey Pines Road, La Jolla, California 92037 and its telephone number is (619) 622-3000.

                                  RISK FACTORS

         An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following "Risk Factors" section.

Uncertainty of Product Development and Market Acceptance;
Technological Uncertainty

         The Company has completed the development and commercialization of only one product, Viracept, and does not expect to have any additional products commercially available until fiscal 1999, if at all. While the Company has received regulatory approval to begin human clinical testing for certain other of its compounds, these and other compounds currently being developed by the

Company will require further research and development, including extensive additional preclinical and human clinical testing, prior to submission of any regulatory application for commercial sale of such compounds. There can be no assurance that further research and development will be successful or will result in drugs that will qualify for approval by regulatory authorities for commercial sale. In addition, clinical testing of a pharmaceutical product is itself subject to approvals by various governmental regulatory authorities. No assurance can be given that the Company will be permitted by regulatory authorities to conduct planned clinical testing of the Company's compounds in any particular country of the world, including the United States, or that, if permitted, such additional clinical testing will prove that such drugs are safe and efficacious to the extent necessary to permit the Company to obtain marketing approvals for them from regulatory authorities. The Company may encounter problems or delays relating to research and development, regulatory approval and manufacturing. The failure to address such problems or delays could have a material adverse effect on the Company's business and prospects. Even if FDA and foreign regulatory approvals for the marketing of any additional products being developed by the Company are obtained, there can be no assurance that such products will be accepted and successful in the marketplace.

         While the Company believes it has demonstrated the utility of certain of its potential products in preclinical testing and in phase I and phase II human clinical trials, extensive further clinical testing of these potential products is required before the Company can seek marketing approval from regulatory authorities. Furthermore, results obtained in preclinical studies or in phase I and phase II human clinical trials are not necessarily indicative of results that will be obtained in subsequent or more extensive preclinical or clinical testing. Further, technological uncertainty exists regarding the development of resistance to HIV protease inhibitors by human subjects. There can be no assurance that disease resistance will not limit the efficacy of Viracept, an HIV protease inhibitor, currently the Company's only product. Within the pharmaceutical industry, treatment of the disease indications being pursued by the Company, especially HIV infection, AIDS and cancer, has proven difficult. There can be no assurance that drugs resulting from the approach of protein structure-based drug design employed by the Company will overcome the difficulties of drug discovery and development in these or other fields or result in commercially successful products.

Uncertainty Associated with Preclinical and Clinical Testing

         Before seeking regulatory approvals for the commercial sale of any of its products, Agouron must undertake extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. To date, the Company has conducted preclinical testing and phase I, II or III clinical testing of its compounds AG3340, AG2034, Viracept and Thymitaq in Europe, Asia and/or the United States. The results of such testing of these and other products under development by the Company are not necessarily predictive of results that will be obtained from subsequent or more extensive preclinical and clinical testing. Additionally, the Company has made and may in the future make changes to the formulation of its drugs and/or to the processes for manufacturing its drugs. Any such changes in formulation or manufacturing processes could result in delays in conducting further preclinical and clinical testing, in unexpected adverse results in further preclinical and clinical testing, and/or in additional development expenses. Furthermore, there can be no assurance that clinical studies of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals of such products. Companies in the industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could have a material adverse effect on the Company.

         Any drug is likely to produce some toxicities or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for sufficiently long periods of time. In an attempt to evaluate the potential toxicities or side effects of Viracept, Thymitaq, AG3340 and AG2034, the Company has conducted toxicology studies of these compounds in animals. On the basis of results to date from such toxicological studies, the Company has selected for human clinical testing dose levels of its drugs and periods of exposure to its drugs which, in the Company's judgment, are unlikely to produce unacceptable toxicities or side effects in humans. However, there can be no assurance that unacceptable toxicities or side effects will not occur at any dose level at any time in the course of toxicological studies, human clinical trials, or the commercial use of the Company's drugs. The appearance of any such unacceptable toxicities or side effects in toxicology studies or in human clinical trials could cause the Company or regulatory authorities to interrupt, limit, delay or abort the development of any of the Company's drugs and could ultimately prevent their being approved by FDA or foreign regulatory authorities for any or all targeted indications. Even after being approved by FDA or foreign regulatory authorities, products may later exhibit adverse effects that prevent their widespread use or necessitate their withdrawal from the market. There can be no assurance that any products under development by the Company will be safe when administered to patients.

         The rate of completion of clinical trials is dependent upon, among other factors, the rate of enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the Company's current trials or future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company. There can be no assurance that if clinical trials are completed the Company will be able to obtain regulatory approval or that any such approval by FDA or any other regulatory authority will be made in a timely manner, or at all.

History of Operating Losses

         The Company has had net operating losses since its inception and, at March 31, 1997, had an accumulated deficit of $115,047,000. The Company anticipates that net operating losses will continue on a quarterly basis into fiscal 1998 and until such time as product sales generate sufficient revenue to offset expenses and generate sufficient cash flow to fund continuing operations. In March 1997, the Company received FDA approval of, and began the commercial sale of, Viracept, its first proprietary product to reach the market. While the Company anticipates that commercial sales of Viracept will contribute significantly toward profitable operating results in the near future, there can be no assurance that commercial sales of Viracept alone will be able to either generate or maintain profitable operating results on a consistent basis. In addition, ongoing operating results will be impacted by the timing and amount of the Company's research, development and clinical trial programs, the level of its selling and marketing efforts, the efficiency and cost of its manufacturing activities, the nature of its business development activities and on the timing and receipt of fees from existing and future collaborative relationships. There can be no assurance that the Company will ever achieve significant product sales or profitable operations.

Additional Financing Requirements and Access to Capital

         The  Company  has  expended  more than  $260,000,000  on  research  and development activities and intends in the future to expend substantial additional funds to continue research and development activities, conduct preclinical studies and tests, conduct human clinical trials, maintain and expand its manufacturing and sales and marketing capabilities and otherwise commercialize any of its approved products. Additional funds may be required to support the foregoing activities and for working capital and other general corporate needs.

         The Company believes that its current capital resources, existing contractual commitments and the anticipated contribution from ongoing commercial sales of Viracept will be sufficient to maintain its current and planned operations through at least fiscal 1998. No assurance can be given that there will be no change in the Company's operations that would consume available resources more rapidly than anticipated. The Company's future capital requirements will depend on many factors, including the progress of research and development, the scope and results of preclinical studies and clinical trials, the cost, timing and outcome of regulatory reviews, the rate of technological advances, the market acceptance of any approved Company products, administrative and legal expenses and competitive factors. To the extent the Company's capital resources are insufficient to meet current or planned operating requirements, the Company will seek to obtain additional funds through equity or debt financings, collaborative or other arrangements with corporate partners, licensees and others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. No assurance can be given that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to delay or eliminate expenditures for certain of its programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, any of which could have a material adverse effect on the Company.

Dependence on Others

         The Company's strategy for development and commercialization of certain of its products entails entering into various arrangements with corporate partners, licensees and others, and upon the subsequent success of these partners, licensees and others in performing preclinical and clinical testing, obtaining regulatory approvals, manufacturing and marketing. These arrangements may require the Company to transfer certain material rights to such corporate partners, licensees and others. In the event the Company determines to license or sublicense certain of its commercial rights, there can be no assurance such arrangements will not result in reduced product revenue to the Company. While the Company believes its partners, licensees and others will have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities will be controlled by others. Consequently, there can be no assurance that any revenues or profits will be derived from such arrangements, that any of the Company's current strategic arrangements will be continued or not terminated early or that the Company will be able to enter into future collaborations.

         Under the  provisions  of certain  agreements  entered into between the
Company and JT, JT has agreed to collaborate on the development, commercialization and marketing of certain novel therapeutic drugs including Viracept, anti-hepatitis C and anti-herpes drugs and to make certain payments related thereto to the Company. In the event JT fails to make any of the anticipated payments, or otherwise delays in the making of any of the payments, such event could have a material adverse effect on the Company.

         Additionally, under the provisions of a binding letter of intent with Roche and agreements entered into thereunder, Roche and Agouron have agreed to collaborate on the development and commercialization of Thymitaq and the Agouron anti-cancer compound designated AG3340 and in a research program focused on cell cycle control. Roche is obligated to make certain payments to the Company under the provisions of the agreements. In the event Roche terminates its rights under a development program or fails to make any of the anticipated payments, or otherwise delays in the making of any of the payments, such event could have a material adverse effect on the Company.

Manufacturing Capability

         The Company does not have the facilities to manufacture its product or product candidates in commercial quantities under current good manufacturing practices  ("GMP")  prescribed  by  FDA.  The  Company  currently  fulfills  its commercial manufacturing requirements through contract manufacturing relationships. To be successful, the Company's product and any future products must be manufactured in sufficient commercial quantities under GMP, at acceptable costs and in a timely manner. As a result, the Company is currently dependent on a number of contract manufacturers for the commercial manufacture of Viracept, its only commercial product. No assurance can be given that the Company will be able to continue to arrange for contract manufacturing or that adequate supplies of raw materials will be available. In the event the Company is unable to continue to obtain contract manufacturing on acceptable terms, its ability to commercialize or timely deliver sufficient quantities of its products at acceptable cost may be adversely affected.

Unproved Sales and Marketing Capabilities

         While the Company has recently developed a sales and marketing force for the sales and marketing of Viracept in the United States, it has no prior experience in the sales, marketing and distribution of pharmaceutical products and may have to rely on collaborators and licensees or on arrangements with others to provide for future sales, marketing and distribution of any products approved by FDA or foreign regulatory authorities. There can be no assurance that the Company will be able to maintain or expand its sales, marketing and distribution capabilities or make arrangements with its collaborators, licensees or others to perform such activities or that such efforts will be successful. Further, there can be no assurance that any products, if approved, will gain market acceptance. The Company's results of operations and cash flows will be highly dependent upon the timing and extent of Viracept sales.

Patents and Proprietary Technology

         The Company seeks to protect its proprietary technology by obtaining patents and maintaining the confidentiality of its trade secrets and unpatented proprietary know-how. The Company has applied for, and will in the future apply for, United States and foreign patents for certain of its technology and products. Most of the Company's products are expected to be synthetic chemical compounds having pharmaceutical utilities. The Company is also expected to provide technical services relating to the discovery, research and development of synthetic chemical compounds. No assurance can be given that the Company's patent applications will issue as patents or that any patents that may be issued will provide Agouron with adequate protection for the covered products or technology. Moreover, there can be no assurance that any patents issued to the Company, or for which the Company has a license, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the
Company, the Company may have to participate in interference proceedings to determine who is entitled to a patent, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. The cost of obtaining and enforcing patent protection and of protecting proprietary technology may involve a substantial commitment of the Company's resources. Any such commitment may divert resources from other areas of the Company.

         Much of the know-how of importance to the Company is based on the unpatentable skills, knowledge and experience of its scientific and technical personnel. To help protect its unpatented rights, the Company requires all employees, relevant consultants and advisors, and collaborators to enter into confidentiality agreements with it. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, the Company's competitors may independently develop substantially equivalent technology or otherwise discover the Company's trade secrets, know-how or other proprietary information.

         The commercial success of the Company will also depend in part on not infringing patent or proprietary rights of others and not breaching any licenses granted to the Company. There can be no assurance that the Company's activities have not infringed or will not infringe the patents or proprietary rights of others. Furthermore, there can be no assurance that the Company will be able to obtain a license to any technology that it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost. Failure by the Company to obtain a license to any technology that it may require to commercialize any of its products may have a material adverse effect on the Company.

Alanex Technology and Integration of Operations

         Alanex's approach to the discovery of drug leads through the high-speed screening of diverse chemical libraries designed by computational methods and generated by combinatorial chemistry is new and unproven. Alanex's integrated approach to drug discovery has never resulted in the discovery of any compound that has been commercialized. There can be no assurance that its product development efforts will result in the successful development of lead compounds in the future, that such compounds can be commercialized, or that they will be safe and efficacious.

         Alanex's strategy for the development and commercialization of its drug technology involves the formation of collaborations, principally with pharmaceutical and biotechnology companies. To date, revenue received by Alanex has been principally from its collaborations and technology alliances. There can be no assurance that the Company will be able to negotiate additional collaboration agreements in the future on acceptable terms, if at all, or that such current or future collaborations will be successful. To the extent that Alanex is unable to establish such agreements, the Company will be required to expend its capital to fund the research and development of Alanex's drug discovery process.

         If the Company is to realize the anticipated benefits of the Merger, the operations of Alanex and the Company must be integrated and combined efficiently. The process of integrating management and administrative resources, facilities, management information systems and other aspects of operations, while managing a larger entity, will present a significant challenge to the management of the combined Company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined Company. The difficulties of integration may be increased by the problems of combining different corporate cultures. There can be no assurance that there will not be unforeseen sustained costs associated with the integration process or that there will not be other material adverse effects of these integration efforts.

Technological Change and Intense Competition

         The pharmaceutical and biotechnology industries are subject to intense competition and rapid technological change. The Company believes that industry-wide interest in the application of protein structure-based drug design and related technology will continue and may accelerate as the technology becomes more widely understood. Competitors of the Company in the United States and abroad are numerous and include, among others, pharmaceutical, biotechnology and chemical companies, universities and other research organizations. For example, HIV protease inhibitors developed by Abbott Laboratories, Inc., Merck & Co., Inc. and Roche are currently being marketed. There can be no assurance that these and other competitors will not have products or succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive.

         Many of the Company's competitors have substantially greater financial and technical resources and production and marketing capabilities and experience than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting preclinical testing and human clinical trials of new pharmaceutical products and in obtaining FDA and other regulatory approvals of products. Accordingly, certain of the Company's competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than the Company. Further, in conducting commercial sales of its products, the Company will also be competing with respect to manufacturing efficiency and sales and marketing capabilities, areas in which it currently has little experience.

Government Regulation

         Preclinical studies, clinical trials and the production and marketing of the Company's products and its ongoing research and development activities and commercial activities are subject to regulation by numerous governmental authorities in the United States and other countries. Rigorous preclinical and clinical testing and obtaining regulatory approvals can take many years and require the expenditure of substantial resources. Failures or delays by the Company or its collaborators or licensees in obtaining regulatory approvals would adversely affect the marketing of products developed by the Company and the Company's ability to receive product revenues or royalties. Further, there can be no assurance that the Company or its collaborators or licensees will be able to obtain necessary regulatory approvals. There can be no assurance that clinical data will be accepted by regulatory agencies or that any approvals will be granted on a timely basis, if at all. Any significant delays or requests to provide additional data in the approval process could have a material adverse effect on the Company.

         Regulatory approval of a drug may involve limitations and restrictions on the drug's use. In addition, any marketed drug and its manufacturer are subject to continual governmental review and any subsequent discovery of previously unrecognized problems could result in restrictions on the product or manufacturer, including, without limitation, withdrawal of the product from the market. Failure of the Company to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions or criminal prosecution.

         Additionally, the Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with Agouron's research and development work. The Company is unable to predict the extent of restrictions that might arise from any governmental or administrative action.

Uncertainty of Third-Party Reimbursement and Product Pricing

         The Company's ability to commercialize products successfully will depend in part on the availability of reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). There can be no assurance that reimbursement in the United States or foreign countries will be available for the Company's products or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products, thereby adversely affecting the Company's business.

         Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations, such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government  insurance  programs,  may result in lower prices for  pharmaceutical products. The cost containment measures that health care providers are instituting and the effect of any health care reform could materially adversely affect the Company's ability to sell its products if successfully developed and approved. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

Product Liability; Limited Insurance Coverage

         The testing, marketing and sale of human health care products entail an inherent risk of allegations of product liability and there can be no assurance that product liability claims will not be asserted against the Company, its collaborators or its licensees. The Company currently has limited amounts of product liability insurance for clinical trials and commercial sales. There can be no assurance that the Company will be able to maintain product liability insurance on acceptable terms or that such insurance will provide adequate coverage against any potential claims. Furthermore, there can be no assurance that any collaborators and licensees of Agouron will agree to indemnify the Company, be sufficiently insured or have a sufficient net worth to protect the Company from any product liability claims.

Use of Hazardous Materials

         The Company's research and development activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could have a material adverse effect on the Company.

Attraction and Retention of Personnel

         The future success of the Company will depend in large part on its ability to continue to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that Agouron will be able to attract and retain the personnel necessary for the development of its business. In addition, much of the know-how developed by the Company resides in its scientific and technical personnel and such know-how is not readily transferable to other scientific and technical personnel. Further, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as manufacturing and marketing, will require the addition of new technical and management personnel and the development of additional expertise by existing personnel. The loss of or failure to recruit scientific, technical and managerial personnel could have a material adverse effect on the Company.

Volatility of Stock Price

         The market price of the Common Stock has in recent years fluctuated significantly and it is likely that the price of the Common Stock will fluctuate in the future. Announcements by the Company or others regarding existing and future collaborations, results of clinical trials, scientific discoveries, technological innovations, introductions of commercial products, availability and sales of products, patents or proprietary rights or regulatory actions may have a significant adverse effect on the market price of the Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

                              SELLING STOCKHOLDERS

         The Selling Stockholders represented in their purchase agreements that they were acquiring the Shares for investment and with no present intention of distributing the Shares. In recognition of the fact that the Selling Stockholders, even though purchasing the Shares without a view to distribute, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier to occur of the resale of all of the Shares described above pursuant to this Prospectus or May 23, 1998.

         The following table sets forth the name of the Selling Stockholders, the number of Shares beneficially owned by each Selling Stockholder as of May 23, 1997, and the number of Shares which may be offered pursuant to this Prospectus. This information is based upon information provided to the Company by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their shares of Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided.

        Name of Selling            Shares Beneficially Owned Prior       Number of Shares Being        Shares Beneficially Owned
        Stockholders(1)                     to Offering                          Offered                   After Offering(1)(3)
----------------------------       -------------------------------       ----------------------        -----------------------------
                                      Number           Percent(2)                Number                   Number          Percent(2)
                                      ------           ---------                 ------                   ------          ----------
Debar ERA, Inc.                       309,770            2.1%                     77,443                  232,327             1.6%
Jon & Caroline Jessen Family          145,774            1.0%                     36,444                  109,330               *
1990 Trust
Marvin Brown(4)                        98,888              *                      24,722                   74,166               *
Alexander Polinsky                     98,888              *                      24,722                   74,166               *
Howard Gwynn                            5,933              *                       2,908                    3,025               *
Arnold Hagler                          20,719              *                      10,153                   10,566               *
Christopher Wright                     11,770              *                       5,768                    6,002               *
Laura Delmas                            2,825              *                       1,385                    1,440               *
Martin Strnat                             565              *                         277                      288               *
Heling Liu                                436              *                         214                      222               *
Rathna Basava                             391              *                         192                      199               *
Galina Krokhina                         2,260              *                       1,108                    1,152               *
Atsuo Kuki                              1,412              *                         692                      720               *
Dorothy Haskell                           485              *                         238                      247               *
Amy Wells                                 125              *                          62                       63               *
Martha Obermeier                          941              *                         462                      479               *
Talia Hagler                              941              *                         462                      479               *
R. Tamar Hagler                           941              *                         462                      479               *
Eitan Hagler                              941              *                         462                      479               *
Yoav Hagler                               941              *                         462                      479               *
Susan Hagler                              941              *                         462                      479               *
Lauri Sampson                             815              *                         400                      415               *
Howard Sampson                            376              *                         185                      191               *
Robert Feinstein                        9,417              *                       4,615                    4,802               *
Michelle Youngers                       1,506              *                         738                      768               *
Dale Dhanoa                             4,117              *                       2,018                    2,099               *
                                  ===========       ===========              ===========              ===========       =========
       Total                          722,118            5.0%                    197,056                  525,062             3.6%

     *--Less than 1%
---------------------------

(1)Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.
(2)Applicable percentage of ownership is based on approximately 14,500,000 shares of Common Stock outstanding on May 29, 1997, adjusted as required by rules promulgated by the Commission.
(3)Assumes the sale of all shares offered hereby.
(4)Dr. Brown is the president of Alanex Corporation and a vice president of the Company.

                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Stockholders or pledgees, donees, transferees of or other successors in interest to the Selling Stockholders may sell Shares from time to time in transactions on The Nasdaq Stock Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions.)

         At any time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commission, and other items constituting compensation from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to Agouron Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of the Shares by the Selling Stockholders.

         All  costs   associated  with  registering  the  Shares  being  offered hereunder with the Securities and Exchange Commission will be paid by the Company.

         The Company and the Selling Stockholders may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the Shares, including liabilities under the securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares will be passed upon for the Company by Gary E. Friedman, Esq., Vice President, General Counsel of the Company. Additionally, Mr. Friedman is a Director and Secretary of the Company. Mr. Friedman beneficially holds Common Stock of the Company and holds stock options under the Company's stock option plans. He may receive additional options under such plans in the future.

                                     EXPERTS

         The financial statements as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1996 have been so included and incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.


                                TABLE OF CONTENTS

                                                        Page
                                                        ----
          Available Information.......................    2
          Incorporation of Certain Information
             By Reference.............................    2
          The Company.................................    3
          Risk Factors................................    3
          Selling Stockholders........................    9
          Plan of Distribution........................   10
          Legal Matters...............................   10
          Experts.....................................   10


                                 197,056 Shares


                                [GRAPHIC OMITTED]


                                  Common Stock


                                   PROSPECTUS


                                June _____, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All amounts shown are estimates, except the registration fee and the NASD filing fee.

Securities and Exchange Commission Registration Fee...................... $  5,098.08
Accounting Fees and Expenses.............................................    2,000.00
Miscellaneous............................................................    5,000.00
                                                                          -----------
                                                                          $ 12,098.08
                                                                          ===========

Item 15.  Indemnification of Directors and Officers

         Section 317 of the California General Corporation Law generally provides indemnification to officers and directors of the Company against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

         Article VII of the articles of incorporation of the Company provides that liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. Further,
Article VIII of the articles of incorporation authorizes the Company to provide indemnification of agents (as defined in Section 317) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by
Section 317, subject to the limits on such excess  indemnification  set forth in
Section 317.

         Section 3.15 of the bylaws of the Company authorizes the Company to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than actions by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company. Section 3.15 also authorizes the Company to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Company against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith.

         Any indemnification under Section 3.15 is to be made by the Company only if authorized in the specific case upon determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct required by Paragraphs 3.15.2 or 3.15.3 of the bylaws.

         Pursuant to authorization provided under the articles of incorporation and the bylaws, the Company has entered into indemnification agreements with each of its present directors. The Company has also entered into similar agreements with certain of the Company's officers who are not directors.
Generally, the indemnification agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses) for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

         Section 3.15 of the bylaws also provides that, in the event of a determination by the Board of Directors of the Company to purchase insurance for certain of its agents, the Company shall purchase and maintain insurance on behalf of any such agent against liability asserted against or incurred by the agent in such capacity or arising out of the agent's status, whether or not the Company would have the power to indemnify the agent against such liability under the provisions of Section 3.15.

         The Company has in effect directors and officers liability insurance policies which insure directors and officers of the Company. The policies expire on October 13, 1997. Although the Company intends to renew the policies on or before their expiration date, there can be no assurance that the policies will be renewed on terms acceptable to the Company. Under the policies, the directors and officers of the Company are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions. In addition, the policies insure the Company against losses for which its directors and officers are entitled to indemnification, subject to a retention of $250,000 payable by the Company. The policies are "claims made" policies and provide coverage only for losses arising out of claims first made against the Company and reported to the insurer during the policy period.

Item 16.  Exhibits

          EXHIBIT
          NUMBER

            5.1                  Opinion of Gary E. Friedman, Esq.

            23.1                 Consent of Independent Accountants.

            23.2                 Consent of Gary E. Friedman, Esq.
                                 (contained in Exhibit 5.1).

            24.1 Power of Attorney (contained on signature page of the Registration Statement).


Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 23rd day of June, 1997.

                          AGOURON PHARMACEUTICALS, INC.

                          By:/s/ Gary E. Friedman, Esq.
                             --------------------------
                             Gary E. Friedman, Esq.
                             Vice President, General Counsel, and Secretary

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Johnson, Steven S. Cowell and Gary E. Friedman, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                                       Title                                  Date

     /s/ Peter Johnson                               President, Chief Executive                June 23, 1997
------------------------------------------           Officer and Director
Peter Johnson

     /s/ Steven S. Cowell                            Vice President, Finance and               June 23, 1997
------------------------------------------           Chief Financial Officer
Steven S. Cowell

     /s/ Gary  E. Friedman                           Vice President, General Counsel,          June 23, 1997
------------------------------------------           Secretary and Director
Gary E. Friedman

     /s/ John N. Abelson                             Director                                  June 23, 1997
------------------------------------------
John N. Abelson

     /s/ Patricia M. Cloherty                        Director                                  June 23, 1997
------------------------------------------
Patricia M. Cloherty

     /s/ A.E. Cohen                                  Director                                  June 23, 1997
------------------------------------------
A.E. Cohen

     /s/ Michael E. Herman                           Director                                  June 23, 1997
------------------------------------------
Michael E. Herman

     /s/ Irving S. Johnson                           Director                                  June 23, 1997
------------------------------------------
Irving S. Johnson

     /s/ Antonie T. Knoppers                         Director                                  June 23, 1997
------------------------------------------
Antonie T. Knoppers

     /s/ Melvin I. Simon                             Director                                  June 23, 1997
------------------------------------------
Melvin I. Simon

                                  EXHIBIT INDEX

         5.1                  Opinion of Gary E. Friedman, Esq.

         23.1                 Consent of Independent Accountants.

         23.2                 Consent of Gary E. Friedman, Esq.
                              (contained in Exhibit 5.1).

         24.1 Power of Attorney (contained on signature page of the Registration Statement).